Exhibit 99.1 PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION ANNOUNCES THE SIGNING OF

A DEFINITIVE AGREEMENT TO ACQUIRE THE WYNDHAM PALM SPRINGS HOTEL

MCLEAN, VA, June 23, 2005 – Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today the signing of a definitive agreement to acquire the 410-room Wyndham Palm Springs hotel. The purchase price for the hotel is $57.0 million, or approximately $139,000 per room. The Company intends to close on this acquisition within the next thirty days.

James L. Francis, Highland’s President and CEO, stated, “We are very excited about our planned acquisition of the Wyndham Palm Springs hotel. We believe this hotel will benefit from the expansion of the adjacent convention center and the strengthening of the Palm Springs market.”

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. The Company owns 19 hotel properties with an aggregate of 5,475 rooms in ten states and Mexico. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “ may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.